Exhibit 10.2

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

To:	Pasalba Limited

Theklas Lysioti, 35

Eagle Star House, 5th Floor

P.C. 3030 Limassol

The Republic of Cyprus

Attention: James Cocker

From:	Central European Distribution Corporation (“CEDC”)

ul Bokserska 66

02-690 Warszawa

Poland

Date:	22 May 2008

Dear Sirs

Project Rally

We refer to the sale and purchase agreement to be entered into today between Pasalba Limited (“Bidco”) and the Seller (as defined therein) (the “SPA”) relating to the acquisition by Bidco of the entire issued share capital of certain direct and indirect subsidiaries of Cirey Holdings, Inc. which together comprise the Russian Alcohol Group (the “Acquisition”).

Capitalised terms used but not defined in this letter have the meanings given to them in the SPA.

1	Subject to the provisions of paragraph 2 below we are pleased to advise you that CEDC irrevocably commits to pay, or to cause one of its subsidiaries to pay, to Bidco and/or its holding companies the aggregate amount in cash of US$ 103,500,000 (the “Equity Commitment”) on the Closing Date which, when paid to Bidco along with any other finance commitments received by Bidco, Bidco will use to pay the cash consideration, if and when due to be paid, to the Seller on the Closing Date in accordance with the SPA.

2	The obligation of CEDC to cause the Equity Commitment to be provided at the Closing Date as provided in paragraph 1, above, is subject to:

(i)	the satisfaction of the conditions to closing set out in the SPA; and

(ii)	neither Bidco nor the Seller having terminated the SPA.

3	CEDC represents and warrants that, as of the date hereof, and as of the Closing Date, it has sufficient funds available to it to fund the Equity Commitment in full upon the Closing Date and that, in connection with the Equity Commitment, they have received the commitment arrangements from J.P. Morgan plc and JPMorgan Chase Bank, N.A. that have been provided to you today.

4	CEDC’s obligations under paragraph 1 above shall terminate and be of no further force or effect upon the earlier of (i) the termination of the SPA or (ii) the funding in full of the Equity Commitment pursuant hereto. Upon any such termination, CEDC’s obligations under paragraph 1 above shall terminate immediately and be of no further force and effect and neither Bidco nor any other person shall have recourse against CEDC.

5	Subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999, Bidco’s rights and CEDC’s obligations under this letter agreement may be enforced by the Seller provided, however, that the Seller shall have no rights hereunder against CEDC or Bidco if Bidco pays the cash consideration, if and when due to be paid, to the Seller on the Closing Date in accordance with the SPA, regardless of the amount of such consideration actually provided by CEDC. Neither Bidco’s creditors nor any other party’s creditors shall have any right to enforce this letter agreement or to cause Bidco to enforce this letter agreement.

6	This letter agreement and the benefits hereof may not be assigned by Bidco or CEDC or otherwise transferred to any other person without the prior written consent of the other party, provided that Bidco may transfer the right to receive the Equity Commitment to any direct or indirect holding company of Bidco, provided that such direct or indirect holding company undertakes to fund, directly or indirectly, Bidco on substantially similar terms of this letter and provided further that CEDC may transfer the obligation to fund the Equity Commitment to any subsidiary, provided that such subsidiary undertakes to fund on substantially similar terms of this letter and that CEDC provides a guarantee of such subsidiary’s obligations. The terms of this letter agreement may not be modified or otherwise amended, or waived, other than by a written agreement signed on behalf of CEDC and Bidco.

7	This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8	This letter is governed by the laws of England. Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement or its formation and, for these purposes, each such party irrevocably submits to the jurisdiction of the courts of England.

Yours faithfully

/s/ William Carey
Name:	William Carey
Title:	President
for and on behalf of
Central European Distribution Corporation

Agreed and accepted for and on behalf of
Pasalba Limited

/s/ James Cocker
Name:	James Cocker
Title:	Director
Date:	22/05/08